Exhibit 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) is made as of June 26, 2017, by and between Cempra, Inc., a Delaware corporation with its principal executive offices at 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC 27517 (the “Company”), and Dr. David Zaccardelli (the “Employee”), residing at                                 .

W I T N E S S E T H:

WHEREAS, the Company presently employs Employee as its Chief Executive Officer; and

WHEREAS, the Company and Employee desire to set forth the consideration to be paid to Employee if his employment is terminated under certain circumstances, including a termination under certain circumstances following a “Change in Control” of the Company as defined herein; and

WHEREAS, the Company wishes to protect its investment in its business, employees, customer relationships, and confidential information, by requiring Employee to abide by certain restrictive covenants regarding competition and other matters, each of which is an inducement to the Company to provide Employee with the benefits described in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the continued employment of Employee by the Company and the compensation received by Employee from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For the purposes of the Agreement, the following terms shall be defined as set out below:

(a) “Base Salary” shall mean Employee’s then current annual base salary; provided that for purposes of Section 2(b), 2(c) and 2(d), Base Salary shall be calculated without giving effect to any reduction therein constituting Good Reason or which is effected on or following a Change in Control.

(b) “Board” means the Company’s Board of Directors.

(c) “Effective Date” shall mean the date first written above.

(d) A “Change In Control” shall be deemed to have occurred upon (i) the consummation of a merger, consolidation or similar transaction in which the stockholders of the Company immediately prior to the merger or consolidation cease to own, directly or indirectly, at least 50% of either (A) the then-outstanding common stock of the combined entity or (B) the combined voting power of the then-outstanding securities entitled to vote in the election of directors of the combined entity, in either case immediately following the merger, consolidation or similar transaction; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the acquisition (other than pursuant to a merger, consolidation or similar transaction described in clause (i) above) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of direct or indirect beneficial ownership of any capital stock of the Company, if, after such acquisition, such individual, entity or group owns more than 50% of either (A) the then-outstanding common stock of the Company or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors; (iv) individuals, who on the Effective Date are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board, provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or (v) the liquidation or dissolution of the Company.

(e) “Cause” shall be determined by a majority of the Board (excluding Employee if a Board member) and shall mean:

(i) The willful failure, disregard or refusal by Employee to materially perform his duties as an employee of the Company;

(ii) Any willful, intentional or grossly negligent act by Employee having the effect of injuring, in a material way (whether financial or otherwise), the business or reputation of the Company or any of its affiliates;

(iii) Willful misconduct by Employee in respect of the duties or obligations of Employee, including, without limitation, insubordination with respect to lawful directions received by Employee from the Company or the Board;

(iv) Employee’s conviction of any felony (including entry of a nolo contendere or no contest plea);

(v) The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Employee personally engaged in some form of discrimination, harassment or retaliatory conduct prohibited by law (including, without limitation, discrimination based on race, color, religion, sex, national origin, age, disability or other status protected by law);

(vi) Any violation of the Company’s Code of Conduct (as it may be modified from time to time) or Insider Trading Policy or other similar policies that materially injures, or in the determination of the Board, can reasonably be expected to injure in a material way (whether financial or otherwise), the business or reputation of the Company or any of its affiliates that, if capable of being cured, is not cured by Employee within thirty (30) days after notice thereof is given to Employee by the Company;

(vii) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(viii) Breach by Employee of the Confidentiality and Assignment of Inventions Agreement entered into by and between Employee and the Company prior to the date hereof (the “Confidentiality and Assignment of Inventions Agreement”), that, if capable of being cured, is not cured by Employee within thirty (30) days after notice thereof is given to Employee by the Company; or

(ix) Breach by Employee of any provision of this Agreement other than those contained in the Confidentiality and Assignment of Inventions Agreement, that, if capable of being cured, is not cured by Employee within thirty (30) days after notice thereof is given to Employee by the Company.

(f) The “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Good Reason” shall mean any of the following: (i) the assignment to Employee of duties materially inconsistent with Employee’s position, duties, responsibilities or title as described herein; (ii) material reduction by the Company of Employee’s duties and responsibilities; (iii) any reduction or series of reductions in excess of ten percent (10%) by the Company of Employee’s Base Salary or target bonus payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Company, including Employee, shall not be deemed a reduction of Employee’s compensation package for purposes of this definition); or (iv) a change of more than thirty-five (35) miles in the geographic location at which Employee must perform services for the Company. Notwithstanding the foregoing, Employee shall not have Good Reason for termination unless Employee gives written notice of termination for Good Reason within thirty (30) days after the event giving rise to Good Reason occurs, and the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Employee’s notice of termination, within thirty (30) days after the date on which Employee gives written notice of termination.

(h) “Disability” shall mean that Employee has been unable to substantially perform the essential job duties of his position hereunder with or without a reasonable accommodation for ninety (90) or more consecutive days, or more than one hundred twenty (120) days in any consecutive twelve (12) month period, by reason of any physical or mental illness or injury, as determined by the Board in its reasonable discretion.

(i) “Restricted Period” shall mean a period of twelve (12) months following a termination or cessation of Employee’s employment with the Company by either party for any reason whatsoever, unless such termination of employment is under the circumstances described in Section 2(c), in which case the Restricted Period shall be eighteen (18) months following the termination or cessation of Employee’s employment with the Company. The Restricted Period will be tolled and will not run during any time Employee is in violation of Section 6 of this Agreement or while litigation with respect to any violation is pending, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Employee is in violation of Section 6, and any period during which litigation is pending relating to such breach.

(j) The “Term” of this Agreement shall mean an initial period of five (5) years following the Effective Date, plus successive one (1) year renewal periods thereafter so long as the Company does not provide Employee with written notice of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the initial five (5) year period or any additional one (1) year renewal period ; provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire on the last day of the twelfth (12th) month following the month in which such Change in Control occurred.

(k) “Termination Date” shall mean the effective date of Employee’s termination of employment with the Company.

(l) “Effective Release” is defined as a general release of claims in favor of the Company in a form reasonably acceptable to the Company’s counsel that is executed by Employee after the Termination Date and within any consideration period required by applicable law and that is not revoked by Employee within any legally prescribed revocation period.

2. Compensation upon Termination.

(a) Upon termination of employment by either party for any reason whatsoever, Employee shall be entitled to continue to receive his Base Salary, minus applicable withholdings required by law or authorized by Employee, and reimbursement of any accrued, unpaid and appropriately documented business expenses through the Termination Date.

(b) If during the Term of this Agreement, Employee’s employment with the Company is terminated either by the Company without Cause (and other than due to death or Disability) or by Employee for Good Reason (and not under the circumstances described in Section 2(c) or 2(d)), and (1) such termination results in Employee incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h); (2) Employee has not breached this Agreement or the Confidentiality and Assignment of Inventions Agreement; and (3) conditioned upon Employee’s execution of an Effective Release, Employee shall be entitled to, in lieu of any other separation payment or severance benefit:

(i) Payment of an amount equal to twelve (12) months of his Base Salary, minus applicable withholdings required by law or authorized by Employee, to be paid ratably over a twelve (12) month period pursuant to the Company’s standard payroll practices and procedures, beginning on the Company’s next regular pay day occurring sixty (60) days following the Termination Date;

(ii) Payment in a lump sum, on the Company’s next regular pay day occurring sixty (60) days following the Termination Date, of a pro rata bonus based upon Employee’s target bonus amount for the year in which the Termination Date occurs, pro-rated for the portion of the calendar year through the Termination Date;

(iii) At the Board’s discretion, (A) accelerated vesting of all or a portion of Employee’s equity grants from the Company, which accelerated vested grants shall become immediately and fully exercisable, subject to all other terms of the applicable equity plan and award agreement, and/or (B) an extension of the exercise period for any of Employee’s options that have vested prior to the Termination Date through the date that is twelve (12) months following the Termination Date, but in no event beyond the original expiration date of the each affected option, provided that Employee shall be solely responsible for any tax consequences resulting from any extended exercise period, including without limitation, any failure of any such options to qualify as incentive stock options under Section 422 of the Code; and

(iv) Conditioned on Employee’s proper and timely election to continue his health insurance benefits under COBRA after the Termination Date, payment of Employee’s applicable COBRA premiums for the lesser of twelve (12) months following the Termination Date or until Employee becomes eligible for insurance benefits from another employer, provided, however, that the Company has the right to terminate such payment of COBRA premium reimbursement to Employee and instead pay Employee a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code.

(c) If during the Term of this Agreement, (1) a Change in Control occurs within twelve (12) months after the Effective Date; and (2) Employee’s employment with the Company is terminated within twelve (12) months after such Change in Control either by the Company without Cause (and other than due to death or Disability) or by Employee for Good Reason; and (3) such termination results in Employee incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h); and (4) Employee has not breached this Agreement or the Confidentiality and Assignment of Inventions Agreement; and (5) conditioned upon Employee’s execution of an Effective Release, then Employee shall be entitled to, in lieu of any other separation payment or severance benefit:

(i) Payment of an amount equal to twenty-four (24) months of his Base Salary, minus applicable withholdings required by law or authorized by Employee, to be paid ratably over a twenty-four (24) month period pursuant to the Company’s standard payroll practices and procedures, beginning on the Company’s next regular pay day occurring sixty (60) days following the Termination Date;

(ii) Payment in a lump sum, on the Company’s next regular pay day occurring sixty (60) days following the Termination Date, an amount equal to two (2) times Employee’s target bonus for the year in which the Termination Date occurs (which target shall be determined without giving effect to any reductions in target bonus effected following or in contemplation of a Change in Control);

(iii) Accelerated vesting of all outstanding and unvested stock options and other equity in the Company held by Employee, which shall become immediately and fully exercisable, subject to all other terms of the applicable equity plan and award agreement;

(iv) Conditioned on Employee’s proper and timely election to continue his health insurance benefits under COBRA after the Termination Date, payment of Employee’s applicable COBRA premiums for the lesser of eighteen (18) months following the Termination Date or until Employee becomes eligible for insurance benefits from another employer, provided, however, that the Company has the right to terminate such payment of COBRA premium reimbursement to Employee and instead pay Employee a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code;

(v) Outplacement assistance through a service provider selected by the Company for a period of eighteen (18) months; and

(vi) The exercise period for any of Employee’s options that have vested prior to the Termination Date, or pursuant to Section 2(c)(iii) above, will be extended through the date that is twelve (12) months following the Termination Date, but in no event beyond the original expiration date of the each affected option. Employee shall be solely responsible for any tax consequences resulting from the extended exercise period, including without limitation, any failure of any such options to qualify as incentive stock options under Section 422 of the Code.

(d) If during the Term of this Agreement, (1) a Change in Control occurs more than twelve (12) months after the Effective Date; and (2) Employee’s employment with the Company is terminated within twelve (12) months after such Change in Control, either by the Company without Cause (and other than due to death or Disability) or by Employee for Good Reason; and (3) such termination results in Employee incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h); and (4) Employee has not breached this Agreement or the Confidentiality and Assignment of Inventions Agreement; and (5) conditioned upon Employee’s execution of an Effective Release, then Employee shall be entitled to, in lieu of any other separation payment or severance benefit:

(i) Payment of an amount equal to twelve (12) months of his Base Salary, minus applicable withholdings required by law or authorized by Employee, to be paid ratably over a twelve (12) month period pursuant to the Company’s standard payroll practices and procedures, beginning on the Company’s next regular pay day occurring sixty (60) days following the Termination Date;

(ii) Payment in a lump sum, on the Company’s next regular pay day occurring sixty (60) days following the Termination Date, an amount equal to Employee’s target bonus for the year in which the Termination Date occurs (which target shall be determined without giving effect to any reductions in target bonus effected following or in contemplation of a Change in Control);

(iii) Accelerated vesting of all outstanding and unvested stock options and other equity in the Company held by Employee, which shall become immediately and fully exercisable, subject to all other terms of the applicable equity plan and award agreement;

(iv) Conditioned on Employee’s proper and timely election to continue his health insurance benefits under COBRA after the Termination Date, payment of Employee’s applicable COBRA premiums for the lesser of twelve (12) months following the Termination Date or until Employee becomes eligible for insurance benefits from another employer, provided, however, that the Company has the right to terminate such payment of COBRA premium reimbursement to Employee and instead pay Employee a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code; and

(v) Outplacement assistance through a service provider selected by the Company for a period of twelve (12) months; and

(vi) The exercise period for any of Employee’s options that have vested prior to the Termination Date, or pursuant to Section 2(d)(iii) above, will be extended through the date that is twelve (12) months following the Termination Date, but in no event beyond the original expiration date of the each affected option. Employee shall be solely responsible for any tax consequences resulting from the extended exercise period, including without limitation, any failure of any such options to qualify as incentive stock options under Section 422 of the Code.

(e) Upon termination of Employee’s employment (i) as a result of Employee’s death or Disability, (ii) by the Company for Cause, (iii) by Employee without Good Reason, or (iv) for any reason following the Term of this Agreement, Employee shall not be entitled to additional compensation under this Agreement beyond that accrued as of the Termination Date.

3. Section 409A.

(a) The parties hereby acknowledge and agree that all benefits or payments provided by the Company to Employee pursuant to this Agreement are intended either to be exempt from the provisions of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance. If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, Company and Employee agree to attempt to renegotiate in good faith to clarify the ambiguity or make such change.

(b) If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

(c) If any severance compensation or other benefit provided to Employee pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Employee is a “specified employee” within the meaning of

Section 409A, then to the extent required to avoid the imposition of taxation under Section 409A, no payments of any of such severance or other benefit shall made for six (6) months plus one (1) day after the separation date (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the separation date and the New Payment Date shall be paid to the Employee in a lump sum on the New Payment Date. In the event that that period for the consideration of (and effectiveness of) the Effective Release spans two calendar years then, to the extent necessary to comply with Section 409A, payments hereunder will not commence or be made until the latter calendar year.

4. Excess Parachute Payments. If any payments or benefits received or to be received by Employee pursuant to this Agreement in connection with or contingent on a change in ownership or control are deemed to be an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), and if the Company has no publicly traded stock, the Company will use commercially reasonable efforts to obtain “shareholder approval” within the meaning of Section 280G(b)(5) of the Code of such payments or benefits in order to exempt such payments or benefits from being considered an Excess Parachute Payment. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Employee (including any payment or benefit received in connection with a Change in Control or the termination of the Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments). The Company shall bear the cost of all tax or other consultants retained to perform the calculations required in order to make the determinations required under this Section 4. If a reduction in the Total Payments is required under this Section 4, the specific payments under this Agreement shall be reduced by the Company in its reasonable discretion following consultation with Employee.

5. Employment at Will. Nothing herein is meant to alter the “at will” status of Employee’s employment with the Company. Subject to the provisions of Section 2 above regarding payments in connection with a termination following a Change in Control, Employee’s employment with the Company may be terminated at any time, for any or no cause or reason, by either Employee or by the Company.

6. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) While Employee is employed by the Company and during the applicable Restricted Period, Employee will not, directly on Employee’s own behalf or indirectly for or in conjunction with others:

(i) Within the Restricted Territory (as defined in subsection (b) below), engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise) that develops, manufactures, markets, licenses or sells any pharmaceutical antibiotic products that compete with the products being sold or developed by the Company at the time of Employee’s termination (collectively, the “Competitive Products”) in any management or executive role in which Employee would perform duties that are the same or substantially similar to those duties actually performed by Employee for the Company in the twelve (12) months immediately prior to the termination of Employee’s employment, or in any position where Employee or such business or enterprise would benefit from Employee’s use or disclosure of the Company’s Proprietary Information as defined in the Confidentiality and Assignment of Inventions Agreement;

(ii) Within the Restricted Territory, solicit or accept employment or be retained by an individual or entity who, at any time during the term of this Agreement, was an agent, client, licensee, or customer of the Company, where Employee would have any management or executive role or be in any position (whether as an employee, contractor or consultant) in which Employee would perform duties that are the same or substantially similar to those duties actually performed by Employee for the Company in the twelve (12) months immediately prior to the termination of Employee’s employment or in any position where Employee or such individual or entity would benefit from Employee’s use or disclosure of the Company’s Proprietary Information as defined in the Confidentiality and Assignment of Inventions Agreement;

(iii) Within the Restricted Territory, become financially interested in an enterprise that is engaged, as a substantial part of its operations, in developing, manufacturing, marketing, licensing or selling the Competitive Products; provided, however, that nothing in this Agreement shall be construed to prevent Employee from owning less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange;

(iv) Solicit or accept the business of any customer of the Company whom Employee solicited or serviced for the Company during the last twelve (12) months of Employee’s employment with the Company for the purpose of selling or providing Competitive Products to such customer; and/or

(v) Solicit, induce or encourage any employee, consultant, or independent contractor of the Company to terminate his or her employment or contracting relationship with the Company.

(b) For purposes of this Agreement, the “Restricted Territory” means North America; but if such territory is determined to be overly broad, then the United States; and, if such territory is also determined to be overly broad, then each state or province in North America in which the Company engages in material business activities or sells or licenses its products. Provided, however, that it shall not be a violation of this Section 6 for Employee to work outside of the Restricted Territory for any business or enterprise that develops, manufactures, markets, licenses or sells Competitive Products, so long as that business or enterprise does not manufacture, market, license or sell any Competitive Products that compete with the Company’s products within the Restricted Territory.

(c) During Employee’s employment with the Company and at all times thereafter, the Company and Employee each further agree that neither party shall directly or indirectly disparage or defame the name or reputation of the other party or any of its affiliates, including but not limited to any officer, director, employee or shareholder of the Company or any of its affiliates ; provided that nothing herein shall prohibit truthful testimony compelled by law, it being agreed that the parties shall immediately notify each other in the event that notice of any such compelled testimony is received. In addition, pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or an affiliate that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Employee’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(d) In the event of a breach or threatened breach of this Section 6 by Employee, then, in addition to any other rights which the Company may have, (i) the Company will have the right to immediately terminate any remaining payment obligations to Employee pursuant to Sections 2(b), 2(c), and 2(d) above without any further obligation to Employee, and Employee will immediately repay to the Company any amounts previously paid to Employee pursuant to Section 2(b), 2(c), and 2(d) above; (ii) the Company will be entitled to injunctive relief to enforce this Section 6 (and notwithstanding anything set forth in Section 7(b) below, the Company may seek injunctive relief in any court of competent jurisdiction without waiving the right to arbitration under Section 7(b)); and (iii) the Company will have the right to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively, the “Benefits”) derived or received by Employee as a result of any transaction constituting a breach of any of the provisions of Section 6, and Employee hereby agrees to account for and pay over such Benefits to the Company. Notwithstanding the foregoing, the sole remedy available to the Company with respect to a breach by Employee of (6)(a)(i), (6)(a)(iii) or (6)(a)(iv) above that relates to Competitive Products other than a product or products in the fusidane or macrolide classes of products shall be termination effective as of the breach of any remaining payment obligations pursuant to Sections 2(b), 2(c), and 2(d) of this Agreement.

(e) Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f) The provisions of this Section 6 will survive any termination of this Agreement and the termination of Employee’s employment with the Company.

7. Miscellaneous.

(a) This Agreement is governed by and will be construed and interpreted in accordance with the laws of the State of North Carolina, without reference to its conflict of laws principles.

(b) With the exception of actions by the Company to enforce its rights under Section 6 hereof, any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof, shall be finally settled by binding arbitration conducted in Raleigh, North Carolina and administered by the American Arbitration Association (“AAA”) pursuant to its then-current Employment Arbitration Rules and Mediation Procedures (available at www.adr.org). The arbitration shall be conducted by a single experienced arbitrator or retired judge, to be chosen via the AAA’s selection procedures. The arbitrator’s award shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may award monetary damages and, in the arbitrator’s discretion, attorneys’ fees and/or costs to the prevailing party if allowed by statute. The arbitrator may not award punitive damages or any other type of exemplary damages unless such damages are specifically authorized by statute. Any filing fees and the fees and costs of the arbitrator shall be paid equally by the Company and Employee. Each party shall pay the fees of his or its attorneys, the expenses of his or its witnesses, and any other expenses that party incurs in connection with the arbitration. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration, the parties hereby submit to the sole and exclusive jurisdiction of the state or federal courts sitting in Orange County, North Carolina, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it or him if sent by registered mail addressed to it or him at the address referred to in Section 7(g) of this Agreement.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d) This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets, but no such assignment shall release the Company of its obligations hereunder.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party. The Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5) days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, an “affiliate” of a specified person or entity shall mean and include any person or entity controlling, controlled by or under common control with the specified person or entity.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CEMPRA, INC.

By:	/s/ Garheng Kong
Name:	Dr. Garheng Kong
Title:	Chairman

EMPLOYEE

By:	/s/ David Zaccardelli
Name:	Dr. David Zaccardelli

[Signature Page to Change in Control Severance Agreement – Dr. David Zaccardelli]